Exhibit 10.2

PURCHASE AND SALE AGREEMENT

by and between

Providence HR, LLC

(“Seller”),

and

Sparta Propco Holdco LLC

(“Purchaser”)

February 7, 2025

PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT (this “Agreement”), dated effective as of February 7, 2025 (the “Effective Date”), is by and between Providence HR, LLC, a Georgia limited liability company (“Seller”), and Sparta Propco Holdco LLC, a Delaware limited liability company (collectively, “Purchaser”); with Seller and Purchaser sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

WITNESSETH:

WHEREAS, Seller owns those certain parcels of real property located at 60 Providence Street, Sparta, Georgia, 31087, upon which is located that certain 71-bed skilled nursing facility commonly known as “Providence of Sparta Health and Rehabilitation” (the “Facility”) and operated by Selectis Sparta, LLC, a Georgia limited liability company, (collectively, the “Existing Operator”);

WHEREAS, Seller is the borrower of loans secured by the Facility (individually and collectively, the “HUD Loan”) made by Greystone Servicing Company LLC (“HUD Lender”) and insured by the United States Department of Housing and Urban Development (“HUD”);

WHEREAS, Seller wishes to sell the Property (as that term is hereinafter defined) and assign the HUD Loan, and Purchaser wishes to purchase the Property and assume the HUD Loan, subject to the terms and conditions set forth herein; and

WHEREAS, the Existing Operator along with Sparta Opco Holdco LLC, a Delaware limited liability company (together with its permitted assignee, the “New Operator”), are concurrently herewith entering into that certain Operations Transfer Agreement (the “OTA”) in order to provide for an orderly transition of the operations of the Facility.

NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt of which is hereby acknowledged, the Parties hereto agree as follows:

1. Purchase. Subject to the terms and conditions set forth herein, on the Closing Date (as hereinafter defined), Seller agrees to sell and convey to Purchaser, and Purchaser agrees to purchase from Seller all of Seller’s right, title, and interest in and to all of the following (collectively referred to herein as the “Property”) free and clear of all liens and encumbrances other than Permitted Exceptions (hereinafter defined) owned by Seller to the extent held or used exclusively in the operation of the Property (other than the Excluded Assets):

(a) The land described on Exhibit A attached hereto and incorporated herein, including all improvements, structures, buildings, fixtures, heating, plumbing, air-conditioning, ventilation, sprinkler, alarm, security and electrical equipment and all ducts, pipes, cables and wires appurtenant thereto together with any appurtenant rights and easements thereto (collectively, the “Real Property”);

(b) All tangible assets owned by Seller, including but not limited to, all hard assets, furniture, fixtures, equipment, instruments, supplies, inventory, vehicles, artwork, leasehold improvements, phone systems, computer hardware, databases, machinery, tools (and related repair and maintenance records), and all other tangible personal property used in the operation of and located at the Facility, but specifically excluding any property of occupants of the Facility (collectively, the “Tangible Property”);

(c) All intangible property now or on the Closing Date owned by Seller and used in connection with the Facility, including (i) all rights under any guaranties or warranties relating to the Real Property or Tangible Property (including those relating to construction or fabrication) to the extent assignable, (ii) all licenses, permits, and certificates of occupancy, if any, issued by any federal, state, municipal or local governmental authority relating to the use, maintenance, occupancy or operation of the Facility, and all variances issued by any municipal, state or federal agency or authority relating to the ownership, use, occupancy, operation or maintenance of the Real Property, to the extent assignable, (iii) certificates of need and/or associated bed operating rights associated with the Facility, if and as assignable, (iv) the goodwill associated with the business and the reputation of the Facility, and (v) all site plans, surveys, plans and specifications, construction bids and floor plans in the possession of Seller which relate to the Real Property (collectively, the “Intangible Property”, and together with the Tangible Property, the “Personal Property”); and

(d) all HUD Loan Reserves (as defined herein).

Other than the Property, Purchaser expressly understands and agrees that it is not purchasing or acquiring, and Seller is not selling or assigning, any other assets or properties of Seller, and all such other assets and properties shall be excluded from the term “Property” (the “Excluded Assets”):

(i) Except for the HUD Loan Reserves, all Seller’s cash and cash equivalents and short-term investments, including investments in marketable securities, certificates of deposit, promissory notes, any bank accounts of Seller, and any tax and insurance refunds or deposits as the same relate to any period prior to the Effective Time, regardless of when the same are paid to Seller;

(ii) Seller’s corporate organizational documents, minute books, tax records, tax identification numbers, email accounts, email servers and seals;

(iii) All books, files and records related to the operation of the Facility, which belong to the Seller or the Existing Operator and are required by law to be retained and in possession of Seller or Existing Operator;

(iv) All of the rights of Seller under this Agreement and all Transaction Documents;

(v) Any notes held by Seller;

(vi) All insurance policies of Seller which are in effect at Closing with respect to any or all of the Property and all rights to applicable claims and proceeds thereunder;

(vii) All proprietary and confidential materials, rights and information located at and used in connection with the ownership and/or operation of the Facility;

(viii) All prepaid expenses, claims for refunds and rights to offset in respect thereof relating to the Property;

(ix) Any claims or rights related to the operation of the Property (including claims or rights against third parties), contractual or otherwise, accruing or arising prior to the Effective Time or relating to periods prior to the Effective Time, including any claims or rights that relate to the Excluded Assets;

(x) All items which are owned or leased by residents, employees or other persons furnishing goods or services at the Facility;

(xi) Seller’s attorney-client and work-product privileges;

(xii) All personal property subject to purchase money security interests as set forth on Schedule 9(a); and

(xiii) All claims for any rebate, refund or credit of taxes, whether real, personal, tangible or intangible, to the extent the same relate to any period prior to the Closing Date (whether in whole or in part, and, if in part, as shall be allocated to the period prior to the Closing Date based on the relative number of days applicable thereto).

2. Purchase Price; Prorations.

(a) Subject to the terms and conditions of this Agreement, and in full consideration for the sale, assignment, transfer, and delivery of the Property by the Seller to the Purchaser, the aggregate purchase price for the Property shall be Three Million and 00/100 Dollars ($3,000,000.00) (the “Purchase Price”), paid in accordance with the following:

(i) At Closing, Purchaser shall assume the Assumed Liabilities;

(ii) At Closing, Purchaser shall assume the HUD Loan as set forth herein; and

(iii) At Closing, Purchaser shall pay or cause to be paid to Seller, via wire transfer of immediately available funds, the amount of Three Million and 00/100 Dollars ($3,000,000.00) less the principal balance of the HUD Loan on the Closing Date (the “Closing Cash”).

(b) The Closing Cash shall be paid by the Purchaser pursuant to the following terms:

(i) On the Closing Date (hereinafter defined), the balance of the Purchase Price, adjusted in accordance with this Agreement, paid to Seller by federally wired immediately available funds.

(c) Purchaser and Seller hereby agree upon the allocation statement included on Exhibit B (the “Allocation Statement”) setting forth the value of each Facility that shall be used in connection with this Agreement and for the allocation of the Purchase Price among the Property in accordance with Treasury Regulation 1.1060-1 (or any comparable provisions of state or local tax law) or any successor provision. Purchaser and Seller shall report and file all tax returns (including any amended tax returns and claims for refund) consistent with such mutually agreed upon Purchase Price allocation included in the Allocation Statement and shall take no position contrary thereto or inconsistent therewith (including in any audits or examinations by any taxing authority or any other proceedings). Purchaser and Seller shall file or cause to be filed any and all forms (including U.S. Internal Revenue Service Form 8594), statements and schedules with respect to such allocation, including any required amendments to such forms. Notwithstanding the foregoing, at least two (2) business days prior to Closing, Purchaser and Seller shall agree upon an allocation of the Purchase Price solely for the purpose of determining realty transfer tax in connection with the recording of the deeds, and such allocation shall not exceed 100% of the current value of the Real Property, as the same is set forth on the most recently available tax bills.

(d) Unless otherwise prorated between Existing Operator and New Operator in accordance with the terms of the OTA, the following items shall be apportioned between Purchaser and Seller at the Closing between periods prior to Closing and periods following Closing, as of the Closing Date:

(i) Real estate taxes, assessments (other than special assessments), personal property taxes, and water, vault and sewer charges, as well as any other governmental charges or taxes assessed on the Property, based on the rates and assessed valuation applicable in the fiscal year for which assessed; provided that if the Closing shall occur before the real estate tax rate or personal property tax rate is fixed, the apportionment of said taxes shall be based on the most recently ascertainable tax bill for the real estate tax fiscal year and shall be re-prorated following receipt of the actual bill with respect to the applicable period. Allocation of real estate taxes billed with respect to the Property to yearly periods shall be determined in accordance with local custom, as determined by Landmark Abstract (the “Title Company”). Interest payments under the HUD Loan for the month in which the Closing Date occurs shall be prorated as of the Closing.

(ii) All charges and payments for utility services; provided that if there is no meter or if the current bill for any of such utilities has not been issued prior to the Closing Date, then such charges shall be adjusted at the Closing on the basis of the charges for the prior period for which bills were issued and shall be further adjusted when the bills for the current period are issued; provided further, to the extent possible, Seller shall terminate its accounts with the utility service providers and Purchaser shall establish its accounts with such utility service providers effective on the Closing Date, in which event, there shall be no proration for such utility services.

(iii) Except as otherwise set forth herein, any errors in prorations and adjustments pursuant to this Section 2(c) may be corrected by the Parties after the Closing. The obligations of the Parties under this Section 2(c) shall survive the Closing.

(e) Except as expressly provided in this Agreement, prorations and adjustments of items of income and expense for the Facility will be made between Existing Operator and New Operator pursuant to the terms of the OTA.

3. Due Diligence; Licensure.

(a) Contemporaneously with or prior to the Effective Date and throughout the period ending on the Closing Date or earlier termination hereof, Seller shall deliver or make available (or ensure that Existing Operator delivers or makes available) to Purchaser, all plans, maps, surveys, descriptions, permits, certifications, licenses, approvals, environmental audits, existing title materials, financial reports, regulatory surveys, and all other diligence materials reasonably requested by Purchaser and in the possession of Seller or Existing Operator, other than such documents and information that are confidential or proprietary (collectively, the “Diligence Materials”). Seller will either provide Purchaser copies of the Diligence Materials or shall make all Diligence Materials available to Purchaser by uploading such Diligence Materials to a virtual data room. Seller does not make, and shall not be deemed to have made, any representation or warranty as to the contents, accuracy or completeness of the Diligence Materials. All Diligence Materials are provided for informational purposes only, and Purchaser shall not in any way be entitled to rely upon the completeness or accuracy of the Diligence Materials and will instead rely exclusively on its own Inspections (defined below) and consultants with respect to all matters which it deems relevant to its decision to acquire, own and operate the Facility.

(b) Seller acknowledges that Purchaser has the right to perform its due diligence on the Property, which due diligence shall include any property condition and/or environmental inspections or evaluations (“Inspections”) of the Property (collectively, “Purchaser’s Inspection Reports”). Purchaser agrees that all Inspections shall be subject to applicable provisions regarding confidentiality of resident information. Purchaser shall give not less than two (2) business days’ advance notice to Seller prior to any entry onto the Real Property and shall permit Seller to have a representative present during all Inspections conducted at the Real Property. Purchaser shall use commercially reasonable efforts to ensure that the Inspections, and equipment, materials and substances used or brought onto the Real Property pose no material threat to the safety of persons, property or the environment. Purchaser shall further maintain the confidentiality of the contents, findings, data, results or other material information included in any such third-party reports except to Purchaser’s professionals, consultants, lenders, advisors, investors, members and shareholders, and provided such information is intended by Seller to remain confidential. Purchaser or its third-party vendors shall maintain and cause its third-party consultants to maintain (A) casualty insurance and commercial general liability insurance with coverages of not less than $1,500,000 for injury or death and $1,500,000 with respect to property damage; and (B) worker’s compensation insurance for all of their respective employees in accordance with the laws of Georgia. Purchaser or its third-party vendors shall deliver proof of the insurance coverage required pursuant to this Section 3(b) to Seller (in the form of a certificate of insurance) prior to entering onto the Real Property. Purchaser shall be responsible to Seller for, and shall indemnify, defend and hold harmless Seller and Existing Operator from and against, any and all losses, claims, damages, mechanics’ liens, materialmen’s liens, liabilities and causes of action for personal injury or property damage or loss to persons or property (including reasonable attorney’s fees) arising from the Inspections; provided that Purchaser shall not be responsible for defects, contamination, existing violations of environmental laws or other information merely discovered as a result of its Inspections. Purchaser shall not permit any liens to attach to the Property by Purchaser’s consultants or third-party Inspections vendors.

(c) Notwithstanding anything in this Agreement to the contrary, Purchaser shall not be permitted to perform any invasive tests (and without limiting the foregoing, for purposes hereof tests for asbestos-containing materials, lead-based paint, and radon shall be deemed to be invasive) on the Property without Seller’s prior written consent which consent shall not be unreasonably denied. If Purchaser desires to perform any invasive tests, Purchaser shall give at least two (2) business days’ prior written notice thereof to Seller, which notice shall be accompanied by a description of the invasive tests Purchaser desires to perform. Purchaser shall, at Purchaser’s sole cost and expense, and in accordance with all applicable environmental laws, dispose of any hazardous materials which have been specifically removed from or at the Property by Purchaser or its agents, representatives, employees or designees in connection with Purchaser’s environmental studies. Purchaser shall ensure that the activities pursuant to this Section 3(c) shall not cause a disruption to the operations of Seller or Existing Operator. No consent by Seller to any such activity shall be deemed to constitute a waiver by Seller or assumption of liability or risk by Seller. Purchaser shall fully restore the Property to the condition that existed before any such Inspections were undertaken, reasonable wear and tear excepted. The obligations of Purchaser set forth in this paragraph shall survive the Closing or the sooner termination of this Agreement.

(d) If any third-party Purchaser Inspection Reports reveal any physical plant or environmental conditions at the Property or any portion thereof that are unacceptable in Purchaser’s reasonable determination, Purchaser may terminate this Agreement prior to 5:00PM Eastern Time on February 14, 2025 (the period ending on such date, the “Due Diligence Period”) by giving written notice of such termination (the “Termination Notice”) and a copy of such unacceptable third-party Purchaser Inspection Report to Seller and Title Company. Further, Purchaser may deliver a Termination Notice prior to expiration of the Due Diligence Period if Purchaser has not received all its third-party Purchaser Inspection Reports within one (1) business day prior to expiration of the Due Diligence Period and Seller has not agreed to grant an extension of the Due Diligence Period in connection with such delay. Upon the timely delivery of the Termination Notice, this Agreement shall terminate and the Parties shall be relieved of any further liability under this Agreement except those obligations that expressly survive termination of this Agreement.

(e) Seller shall deliver to Purchaser completed Seller’s Disclosure Schedules no later than the Effective Date.

(f) Purchaser agrees that it shall, or shall cause New Operator, to use commercially reasonable efforts to submit, at its sole cost and expense, the applications to obtain, the permits, licenses, and governmental approvals necessary to operate the Facility (each, an “Approval” and collectively, the “Approvals”). Seller shall receive final copies of each submission and any subsequent amendments, supplements, or related material correspondence. Purchaser shall use commercially reasonable efforts (and cause New Operator to use commercially reasonable efforts), to obtain the Approvals on or before Closing. Seller agrees to reasonably cooperate with Purchaser and New Operator to enable Purchaser or New Operator (as applicable) to obtain the Approvals, including providing all information and documentation reasonably required for such Approvals with respect to the Facility and its operations.

4. Excluded Liabilities. Except as expressly and unambiguously set forth in this Agreement (including the HUD Loan to be assumed by Purchaser), Purchaser shall not and does not assume any claims, lawsuits, liabilities, obligations, contracts, agreements or debts of Seller whatsoever, whether statutory, regulatory, judicially created or constitutional (the “Excluded Liabilities”), including without limitation and to the extent applicable to the transactions set forth in this Agreement: (i) malpractice or other tort claims, statutory or regulatory claims, claims of state or federal agencies whether civil or criminal, fraud-based claims or claims for breach of contract; (ii) any accounts payable, taxes, or other obligation or liability of Seller to pay money incurred by Seller; (iii) any collective bargaining agreements or other agreements or understandings with any labor union or collective bargaining unit or any employment or consulting agreements of any kind; (iv) claims made by any employee which arose or occurred prior to the Closing Date; and (v) any other obligations, liabilities, acts or omissions of Seller or Existing Operator related to the ownership of the Property prior to the Closing.

5. Closing. The date on which the Closing actually occurs is referred to herein as the “Closing Date.” Subject to the satisfaction of the closing conditions set forth in Section 9 and Section 10 below, the closing of the transactions contemplated in this Agreement (the “Closing”) shall occur on the later of (i) such date as mutually agreed between Seller and Purchaser provided that the Closing Date is scheduled within thirty (30) days after receipt of the HUD Preliminary Approval Letter and (ii) the date Approvals are obtained, subject to the satisfaction of the conditions precedent set forth herein and in the OTA. The Closing Date shall be extended by any Cure Period (as such term is defined in the OTA). The Closing Date may be a different date as agreed to in writing by the Parties. The Closing shall occur in escrow through the Title Company. Unless otherwise agreed to in writing by the Parties, the Closing shall be 12:01 a.m., Eastern Standard Time on the Closing Date (the “Effective Time”).

6. Seller’s Covenants, Representations and Warranties.

(a) As a material inducement to Purchaser to enter into this Agreement and to pay the Purchase Price for the Property as set forth herein, and except as otherwise set forth in Schedule 6 delivered to Purchaser concurrently herewith (“Seller’s Disclosure Schedule”), Seller hereby covenants, warrants and represents to Purchaser, as of the date hereof and the Closing Date, as follows (collectively, “Seller’s Representations”):

(i) Each Seller is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Georgia. Seller has the power and authority to own the Property.

(ii) Seller has the necessary power and authority to make, execute, deliver and perform this Agreement and the other instruments to be executed and delivered by it pursuant hereto (the “Seller’s Transaction Documents”). Such execution, delivery and performance have been duly authorized by all necessary action on the part of Seller and its members and managers, as applicable.

(iii) Seller’s Transaction Documents, when executed by all Parties, will constitute the valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, except as limited by bankruptcy, insolvency, reorganization, moratorium and other laws now or hereafter in effect affecting creditors’ rights and remedies or by equitable principles.

(iv) The authorization, execution and delivery of this Agreement and the Seller’s Transaction Documents and the consummation of the transactions contemplated hereby and thereby by the Seller, do not and will not, with or without the giving of notice or passage of time or both (A) violate or result in the breach of any term or provision of or require any notice, filing or consent under (1) the certificate of formation or operating agreement of the Seller or (2) except as set forth on Schedule 6(a)(iv), any statutes, laws, rules, regulations, ordinances, licenses or permits of any governmental body, authority or agency applicable to the Seller (except for such notices to, and consents and approvals of, state governmental and regulatory authorities applicable to the change of ownership of the Facility); (B) except as set forth on Schedule 6(a)(iv), conflict with, result in the material breach of any term or provision of, require any notice or consent under, give rise to a right of termination of, constitute a default under, result in the acceleration of, or give rise to a right to accelerate any obligation under any material loan agreement, mortgage, indenture, financing agreement, lease or any material agreement to which the Seller is a party or by which the Seller may be bound (except as shall be paid in full at Closing); or (C) result in any lien, claim, encumbrance or restriction on any of the Property (except for Permitted Exceptions, as hereafter defined); provided, however, that Seller does not make any representation regarding any requirements of any federal or state antitrust laws in connection with the transactions contemplated hereby.

(v) Seller has good and marketable title to the Property, which at Closing will be free and clear of all tenancies, security interests, liens and encumbrances, except Permitted Exceptions.

(vi) There are no actions, suits or legal, administrative, arbitration or other proceedings or governmental investigations pending or, to Seller’s actual knowledge, threatened against Seller before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign which affect or relate to the Property. Seller has not received written notice that it is a party to or subject to provisions of any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority which affects or relates to the Property. There are no insolvency proceedings of any kind including without limitation, bankruptcy, receivership, reorganization, dissolution or arrangement with creditors, voluntary or involuntary, affecting Seller or the Facility, and Seller has not taken any action in contemplation of, or which would constitute the basis for, the institution of any such proceedings.

(vii) Seller has not received written notice that the Real Property is in violation of any federal, state or local laws, ordinances, rules, regulations, orders or directives or under common law relating to the environment (“Environmental Laws”). To Seller’s knowledge, there are no underground or above ground storage tanks located in or about the Real Property. Seller has provided to Purchaser (to the extent in existence and in Seller’s possession) the following: (A) a copy of each permit or pending application for any permit and each order, judgment, decree, consent agreement or similar document imposing obligations on Seller issued pursuant to or in connection with any Environmental Law with respect to the Property; and (B) copies, if any, of all material reports in the custody or control of Seller, including, without limitation, “Phase I,” “Phase II,” “environmental assessment” and similar reports, relating to the environmental condition of the Property or the compliance of Seller with Environmental Laws with respect to the Property, and (C) documentation, if applicable, demonstrating the full compliance of Seller with any applicable Environmental Laws that condition, restrict, or prohibit the transfer, sale, lease or assignment of the Property, including, without limitation, any so-called “environmental property transfer laws”.

(viii) Except as otherwise set forth on Schedule 6(a)(viii), the Seller is not a party to, nor is the Property subject to, any lease, sublease, agreement, contract, commitment, understanding or arrangement affecting or relating to the Property or the use, occupancy or benefit thereof, which, upon the Closing hereunder, will be binding upon the Facility or the Purchaser, except for the Permitted Exceptions. Concurrent with the Closing hereunder, Seller shall terminate the existing lease(s) with Existing Operator for the Facility (the “Existing Lease”).

(ix) Subject to the terms and conditions set forth herein, Seller shall deliver the Property on the Closing Date in substantially the same condition as on the date hereof, normal wear and tear excepted.

(x) There is no pending or, to Seller’s knowledge, threatened, request, application or proceeding to alter or restrict the zoning or otherwise restrict the current or any planned use of the Property. Seller has received no written notice of any litigation or governmental proceeding seeking eminent domain or rezoning of all or any portion of the Property or which adversely affects the operations of the Facility.

(xi) Seller has granted no rights of first refusal or options to purchase the Property or any portion or portions thereof in effect as of the date of this Agreement.

(xii) To Seller’s knowledge, there are no (1) pending or threatened special assessments affecting the Property or (2) contemplated improvements affecting the Property that may result in special assessments affecting the Property.

(xiii) All contractors and subcontractors and other persons or entities engaged by Seller who have performed work on or supplied materials to any portion of the Property have been fully paid for all amounts due and owing, or will be paid as such amounts come due, and, to Seller’s actual knowledge, there are no claims against the Property arising from any non-payment by Seller which may give rise to a mechanic’s lien against the Property or any portion thereof.

(xiv) Seller has timely filed all tax returns and reports required by law to have been filed by it and has paid all taxes and governmental charges except to the extent any non-payment of taxes or governmental charges would not affect any successor owner of the Property.

(xv) To Seller’s knowledge, Seller is not a party or subject to or otherwise in material default under any contract, lease or other agreement, judgment, order or decree of any governmental entity, or any settlement agreement that pertains to the Property.

(xvi) All insurance coverage for fire, liability, worker’s compensation, and other forms of insurance applicable to the Property or the Facility or the business conducted at the Facility (i) are in full force and effect, and (ii) have not been subject to any lapse in coverage.

(xvii) Seller has not received notice of any material violation of any other law or municipal ordinance, order or requirement noted or issued against the Property by any governmental authority having jurisdiction over the Property, which has not been cured, corrected or waived as of the Closing Date.

(xviii) The Personal Property together with the personal property being transferred to New Operator pursuant to the OTA is all of the personal property currently being utilized for the current operation of the Facility. No notice has been received of any written claim, requirement or demand of any licensing or certifying agency to rework or redesign the Property so as to conform to or comply with any existing law, code or standard which has not been fully satisfied prior to the date hereof. Seller has been granted no waivers of physical plant deficiencies or life safety code requirements with respect to the Property by any governmental or regulatory authority.

(xix) Seller is not a “foreign person” for purposes of § 1455 of the Internal Revenue Code of 1986, as amended.

(xx) Seller has provided to Purchaser true and correct copies of the updated year-to-date financial statements of the Facility and annual financial statements for the calendar years ending December 31, 2021, 2022, and 2023, and all monthly financial statements through October 31, 2024 (collectively, the “Financial Statements”). The Financial Statements (i) have been prepared from the books and records of Seller or Existing Operator in conformity in all material respects with United States Generally Accepted Accounting Principles, applied on a consistent basis throughout the period involved, except that the unaudited statements are without footnotes and are subject to normal yearend adjustments, (ii) present fairly in all material respects the financial position of the Facility as of the date of the Financial Statements and the results of operations and the cash flows of the Facility for the periods ending on the date of the Financial Statements, and (iii) to Seller’s actual knowledge, are true, complete and correct, in all material respects. Except as set forth in the most recent Financial Statements, there have been no events, transactions or information related to the Facility or the Facility’s operations or the Property which, singly or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(xxi) Except as otherwise set forth on Schedule 6(a)(xxi), Seller has not engaged any agent, broker, investment banker, person or firm who is entitled to a commission or fee in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated herein. To the extent any agent, broker, investment banker, person or firm has acted on behalf of Seller or under the authority of Seller, Seller shall be responsible for any such broker’s or finder’s fee or any other commission or similar fee payable directly or indirectly to such agent, broker, investment banker, person or firm in connection with any of the transactions contemplated herein.

(xxii) EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY SELLER IN THIS AGREEMENT, NONE OF SELLER, NOR ANY OF SELLER’S AFFILIATES OR REPRESENTATIVES (NOR ANY OTHER PERSON), HAS MADE OR IS MAKING ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER WITH RESPECT TO SELLER, THE FACILITY, THE PROPERTY OR SELLER’S BUSINESSES OR OPERATIONS (INCLUDING SELLER’S LIABILITIES, CONDITIONS (FINANCIAL OR OTHERWISE) OR PROSPECTS), ALL OF WHICH ARE HEREBY EXPRESSLY DISCLAIMED. IN PARTICULAR, AND WITHOUT LIMITING THE GENERALITY OF THE FOREGOING DISCLAIMER, NONE OF SELLER, NOR ANY OF SELLER’S AFFILIATES OR REPRESENTATIVES (NOR ANY OTHER PERSON), HAS MADE OR IS MAKING ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER WITH RESPECT TO (A) ANY FINANCIAL PROJECTION, FORECAST, ESTIMATE, BUDGET OR PROSPECT INFORMATION RELATING TO ANY SELLER, THE PROPERTY, OR ANY SELLER’S BUSINESSES OR OPERATIONS OR (B) EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY SELLER IN THIS AGREEMENT, ANY ORAL OR WRITTEN INFORMATION, OTHER THAN INFORMATION SET FORTH IN THIS AGREEMENT, PRESENTED TO PURCHASER OR ANY OF ITS AFFILIATES OR REPRESENTATIVES IN THE COURSE OF (I) THEIR DUE DILIGENCE INVESTIGATION OF ANY SELLER, THE FACILITY, THE PROPERTY OR ANY SELLER’S BUSINESSES OR OPERATIONS, (II) THE NEGOTIATION OF THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS OR (III) THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE TRANSACTION DOCUMENTS.

As used in this Agreement, the phrase “to Seller’s knowledge”, or any words or phrases of similar import, shall mean the current, actual knowledge of Adam Desmond and each Facility administrator, after due inquiry. For the avoidance of doubt, it is expressly understood and agreed that such person will not have any personal liability under this Agreement on account of the representations and warranties set forth herein or otherwise.

(b) Subject to the balance of this Section 6(b), all of Seller’s Representations shall be true, correct and complete in all respects, both as of the date hereof and as of the Closing Date, and Seller shall certify in writing at Closing that each and all of said Seller’s Representations are true, correct and complete as of and with respect to that date in all material respects as hereinafter provided. At any time, and from time to time on or prior to the Closing Date, Seller may, by written notice to Purchaser, supplement or amend the schedules (collectively, a “Disclosure Update”). Any Seller’s Disclosure Schedules delivered after the Effective Date shall constitute a Disclosure Update for purposes of this Section 6(b). The representations, warranties, and schedules will be deemed supplemented and amended by any Disclosure Update in order to cause the representations and warranties of Seller to be true as of the date hereof and the Closing Date; provided, however, that no Disclosure Update shall have any effect for the purpose of determining the satisfaction of the conditions set forth in Section 9 (other than an update to representations and warranties for purposes of Section 9(a)). Purchaser and any party seeking indemnity under this Agreement shall be barred from seeking indemnity with respect to any prior and updated versions of the schedules and/or virtual data room, unless: (i) such proposed schedule or Disclosure Update had or would have, individually or in aggregate with the effect of items disclosed in other supplemental schedules or Disclosure Updates which were first submitted after the Effective Date, a Material Adverse Effect, and (ii) within ten (10) business days after receipt of such proposed supplemental schedule or Disclosure Update, Purchaser provides written notice to Seller reasonably detailing the objection thereof and changes in such proposed schedule or Disclosure Update which would make the same acceptable. Should the Parties not be able to resolve written objections within ten (10) business days thereafter, then either Party may withdraw from this Agreement and terminate it subject to the provisions of this Agreement without any obligation or liability of any sort and this Agreement shall be treated as never having been executed or delivered, subject to Section 15. In the event the Closing occurs, any such newly completed schedules or supplements shall be effective, and they shall represent the final version of the schedule for all purposes.

(c) From the date hereof and until the earlier termination of this Agreement or the Closing, Seller shall (except as otherwise consented to or approved by Purchaser in writing):

(i) Not create or permit to become effective any lien or encumbrance or charge upon the Property (other than Permitted Exceptions or items to be discharged or released in advance of or at Closing);

(ii) Preserve and keep all of its books and records related to or prepared in connection with the Property in accordance with past practice;

(iii) Use its reasonable best efforts to obtain, on or prior to the Closing, any consents necessary for Seller to fulfill its obligations to consummate the transactions contemplated in this Agreement;

(iv) Maintain or cause Existing Operator to maintain the Property in substantially the same condition as they existed on the Effective Date in the ordinary course of business, ordinary wear and tear and damage by casualty excepted;

(v) Maintain or cause Existing Operator to maintain all current insurance policies (or equivalent replacement thereof) with respect to the Property and the business conducted at the Facility in full force and effect, except as required by applicable laws;

(vi) Comply in all material respects with all applicable laws, and with all applicable rules and regulations of all governmental authorities, in conjunction with the execution, delivery and performance of this Agreement and the transactions contemplated hereby;

(vii) File federal, state, and local tax returns, and pay all amounts then due, for all periods through and including the Closing Date;

(viii) Afford Purchaser’s employees, auditors, legal counsel, representatives of Purchaser’s lenders, or other authorized representatives reasonable access during normal business hours upon reasonable notice to inspect and investigate the Property, including for review of all accounting records and other business records, all in accordance with the terms and conditions of Section 3 above and subject to the rights of occupants of the Property;

(ix) Not sell, lease or otherwise dispose of all or any part of any Property. In addition, Seller shall not sell, lease or otherwise dispose of any personal property in, related to or necessary for operation of any Facility other than in the ordinary course of business, which shall be replaced in a manner consistent with its ordinary course;

(x) Not take any actions to close the Facility, decrease the number of licensed beds, or change the Medicare or Medicaid certification statuses of the Facility;

(xi) Not solicit, accept or negotiate any offer to purchase any portion of the Property from any person or entity other than Purchaser;

(xii) Effect any corporate merger, business combination, reorganization or similar transaction or take any other action, corporate or otherwise, which affects adversely Seller’s ability to perform in accordance with this Agreement;

(xiii) Provide to Purchaser true and correct copies of the updated year-to- date financial statements of the Facility through the Closing Date; and

(xiv) Except as expressly contemplated in this Agreement, not amend any of the loan documents evidencing, securing or relating to the HUD Loan (collectively, the “HUD Loan Documents”) in any manner which would adversely affect the borrower’s or operator’s rights or obligations thereunder.

(d) AS-IS. Except as otherwise expressly set forth in Seller’s Representations the Property is expressly purchased and sold “AS IS,” “WHERE IS,” and “WITH ALL FAULTS.”

7. Purchaser’s Covenants, Representations and Warranties.

(a) As a material inducement to Seller to enter into this Agreement and to sell the Property to Purchaser as set forth herein, Purchaser hereby covenants, warrants and represents to Seller, as of the date hereof and as of the Closing Date, as follows:

(i) Purchaser is a limited liability company, duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Purchaser has the power and authority to purchase the Property and to conduct the business presently being conducted by it.

(ii) Purchaser has the necessary power and authority to make, execute, deliver and perform this Agreement including the instruments and documents to be executed and delivered by it pursuant hereto (the “Purchaser’s Transaction Documents,” collectively with the Seller’s Transaction Documents, the “Transaction Documents”). Such execution, delivery, performance and consummation have been duly authorized by all necessary action, corporate or otherwise on the part of Purchaser and its members and managers, as applicable.

(iii) Purchaser’s Transaction Documents, when executed by Purchaser, constitute the valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms, except as limited by bankruptcy, insolvency, reorganization and other laws now or hereafter in effect affecting creditors’ rights and remedies or by equitable principles.

(iv) The authorization, execution and delivery of this Agreement and the Purchaser’s Transaction Documents and the consummation of the transactions contemplated hereby and thereby by the Purchaser, do not and will not, with or without the giving of notice or passage of time or both (A) violate or result in the breach of any term or provision of or require any notice, filing or consent under (i) the articles of organization or operating agreement of the Purchaser or (ii) any statutes, laws, rules, regulations, ordinances, licenses or permits of any governmental body, authority or agency applicable to the Purchaser or (iii) any judgment, decree, writ, injunction, order or award of any arbitrator, court or governmental body, authority or agency binding upon the Purchaser; or (B) conflict with, result in the breach of any term or provision of, require any notice or consent under, give rise to a right of termination of, constitute a default under, result in the acceleration of, or give rise to a right to accelerate any obligation under any loan agreement, mortgage, indenture, financing agreement, lease or any agreement to which the Purchaser is a party or by which the Purchaser may be bound.

(v) There are no actions, suits or legal, administrative, arbitration or other proceedings or governmental investigations pending or, to Purchaser’s actual knowledge, threatened against Purchaser before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign which affect or relate to the Property, which has had, or would reasonably be expected to have, a Material Adverse Effect. The Purchaser is not a party to or subject to provisions of any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority which affects or relates to the Property. There are no insolvency proceedings of any kind including without limitation, bankruptcy, receivership, reorganization, dissolution or arrangement with creditors, voluntary or involuntary, affecting Purchaser, and Purchaser has not taken any action in contemplation of, or which would constitute the basis for, the institution of any such proceedings.

(vi) Purchaser has the ability to obtain funds in cash in amounts equal to the Closing Cash by means of credit facilities or otherwise and will at the Closing have immediately available funds in cash, which are sufficient to pay the Purchase Price and to pay any other amounts payable pursuant to this Agreement and the other Transaction Documents and to consummate the transactions contemplated hereby and thereby.

(vii) Purchaser and its Affiliates and controlling members are not currently identified on the OFAC List, and each is not an individual or entity with whom a citizen of the United States is prohibited from engaging in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or executive order of the President of the United States. “OFAC List” means the list of specially designated nationals and blocked individuals and entities subject to financial sanctions that is maintained by the U.S. Treasury Department, Office of Foreign Assets Control and any other similar list maintained by the U.S. Treasury Department, Office of Foreign Assets Control pursuant to any legal requirements, including, without limitation, trade embargo, economic sanctions, or other prohibitions imposed by Executive Order of the President of the United States. The OFAC List currently is accessible through the internet website https://www.treasury.gov/ofac/downloads/sdnlist.pdf.

(viii) Purchaser has not engaged any agent, broker, investment banker, person or firm who is entitled to a commission or fee in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated herein. To the extent any agent, broker, investment banker, person or firm has acted on behalf of Purchaser or under the authority of Purchaser, Purchaser shall be responsible for any such broker’s or finder’s fee or any other commission or similar fee payable directly or indirectly to such agent, broker, investment banker, person or firm in connection with any of the transactions contemplated herein.

(b) Between the date of this Agreement and the Closing Date, Seller and Purchaser will use their commercially reasonable efforts to cause the conditions set forth in Sections 10 and 11 over which such Party or its Affiliates has control to be satisfied as soon as reasonably practicable after the date of this Agreement. “Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. “Person” means an individual, corporation, partnership, joint venture, limited liability company, governmental authority, unincorporated organization, trust, association or other entity.

8. Condition of Title and Survey.

(a) The Real Property shall be conveyed to Purchaser by limited warranty deeds to be delivered to Purchaser at Closing, free and clear of all liens and encumbrances, except (a) liens and encumbrances for taxes not yet due and payable or which are being contested in good faith, (b) any liens or encumbrances of any landlord, carrier, warehouseman, mechanic or materialman and any like liens or encumbrances arising in the ordinary course of business for sums that are not delinquent or that are being contested in good faith, (c) all existing utility, access or other easements or rights of way or other matters of record affecting the Real Property or any part thereof, (d) laws regulating the use or enjoyment of the Real Property, (e) zoning and building laws provided the Property complies with such laws, (e) liens securing obligations which are Assumed Liabilities, (f) those matters set forth in the Title Commitment, (g) the liens and encumbrances identified in Schedule 9(a) as Permitted Exceptions, (h) any matters which would be shown by an inspection, a survey of the Real Property or by inquiry of persons in possession of the Real Property, (i) all HUD Loan Documents to be assumed or entered into by Purchaser or New Operator in connection with the HUD TPA, and (j) all other matters affecting title to the Real Property which are hereafter approved or waived by Purchaser as provided in this Agreement (the foregoing exceptions being herein collectively referred to as the “Permitted Exceptions”). Purchaser shall order a title insurance commitment for a title insurance policy (the “Title Commitment”) from the Title Company no later than five (5) business days after the Effective Date. In addition, Purchaser shall have the right to order a new or updated survey for the Property (the “Survey”) and a new zoning report for the Property (the “Zoning Report”), which order shall be placed within ten (10) business days after Seller delivers an existing survey and zoning report for the Property to Purchaser (to the extent in Seller’s possession). Prior to the thirtieth (30th) day after the Effective Date (the “Title Objection Date”), Purchaser shall have the right to notify Seller of any matters shown on the Title Commitment, Survey and/or Zoning Report that are not acceptable to Purchaser other than the Permitted Exceptions (such exceptions referred to herein as the “Title Defects”). Notwithstanding the foregoing, if Purchaser’s lender identifies Title Defects, then the Title Objection Date shall, be extended until twenty (20) days prior to Closing. If any updates to the Title Commitment, Survey and/or Zoning Report after the Title Objection Date shall disclose any additional matters, Purchaser shall have seven (7) business days from the receipt of such updates within which to notify Seller thereof, in which case any such matters for which Purchaser provides notice shall also be treated as “Title Defects” hereunder. Seller shall have no obligation to cure any Title Defect (other than Seller’s Monetary Liens as defined below).

(b) If Seller shall receive written notice of any Title Defect in accordance with Section 8(a), Seller may elect in its sole discretion, by written notice to Purchaser, to either (i) undertake at its expense to cure such Title Defects on or before the Closing, or (ii) not cure such Title Defects. In the event Seller does not respond to Purchaser’s written notice of a Title Defect within ten (10) days, Seller shall be deemed to have elected to cure such Title Defect (except for Seller’s Monetary Liens). In the event that Seller does not elect to cure such Title Defects pursuant to this Section 8(b), Purchaser may, by notice to Seller delivered within ten (10) days after such election or deemed election by Seller, terminate this Agreement, in which event neither party shall have any further obligations under this Agreement except for obligations that expressly survive termination of this Agreement. Notwithstanding the foregoing, should (i) Purchaser notify Seller of any Title Defects disclosed by any update to the Title Commitment, Survey and/or Zoning Report after the Title Objection Date and the expiration of the Due Diligence Period, and (ii) Seller does not elect to cure such Title Defects, Purchaser may, by notice to Seller delivered within two (2) business days after such election or deemed election by Seller, terminate this Agreement, in which event neither party shall have any further obligations under this Agreement except for obligations that expressly survive termination of this Agreement. In the event Purchaser does not elect to terminate this Agreement pursuant to the preceding sentence, Purchaser shall be deemed to have waived such Title Defects and such Title Defects, as well as any matters shown in the Title Commitment, Survey or Zoning Report to which Purchaser does not object as permitted herein, shall be deemed as “Permitted Exceptions” hereunder. Notwithstanding the foregoing, Purchaser shall not be required to object to any financing obtained or assumed by Seller and secured by a mortgage, an assignments of leases and rents, subordination agreements, UCC financing or other liens covering the Property arising out of the actions or at the direction of Seller and Seller shall pay off all such obligations or cause the Title Company to insure or endorse over any mechanic’s or materialmen’s liens for work or materials undertaken or acquired by or on behalf of Seller or Existing Operator, or any tax or judgment lien against Seller (provided, however, Seller shall be entitled to utilize the Purchase Price proceeds to effectuate any or all of the foregoing; all of the foregoing shall be referred to herein as “Seller’s Monetary Liens”).

(c) To the extent required by the applicable governmental authority in connection with the lawful transfer of the Property to Purchaser or the issuance of the Facility’s operating license to New Operator, or the requirement of Purchaser’s lender, Seller shall obtain prior to Closing a certificate of occupancy as to the Real Property. If there are any municipal violations affecting the Real Property, Seller shall correct or cause Existing Operator to correct and remove such violations prior to Closing, and Seller shall be required to pay any fines or penalties associated therewith.

(d) Subject to the terms and conditions of Section 3 above, Seller shall, upon request and reasonable advance notice from Purchaser, permit Purchaser and their agents to conduct an environmental assessment of the Facilities and physical and mechanical inspections of the Facility to prepare reports as necessary (collectively, the “Property Condition Reports”). Seller shall make available to Purchaser for review and copy any previously prepared environmental assessments and Property Condition Reports that are in any Seller’s possession for the Facility or the Real Property.

9. Conditions Precedent to Obligations of Purchaser. The obligations of Purchaser under this Agreement are subject to, and shall be conditioned upon, the satisfaction (or the waiver in writing by Purchaser) prior to, or as of, the Closing Date of each of the following conditions:

(a) Compliance by Seller and Representations Correct. All of the covenants and obligations of this Agreement to be complied with and performed by Seller at or before the Closing Date shall have been complied with and performed in all material respects. Seller’s Representations shall be true, correct and complete, both as of the date hereof and as of the Closing Date, with the same force and effect as though such representations and warranties had been made on and as of the Closing Date (except to the extent any such representation or warranty speaks as of a specific date, in which case such representation or warranty shall be true and correct as of such date), except to the extent the failure of such representations and warranties to be true and correct as of such applicable date has not had, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Seller Transaction Documents. Seller shall have delivered to the Title Company or Purchaser, as applicable, all of the documents, instruments, agreements and deliverables set forth in Section 11(a) below.

(c) No Legal Action. No action, suit, investigation, other proceeding or claim shall have been instituted before any court or before or by any government or governmental agency or instrumentality against any of Seller, Existing Operator or the Facility that would materially adversely affect the operation or financial condition of the Property, nor shall there be any actions, suits, claims or other proceedings, pending or threatened, or injunctions or orders entered, pending or threatened against any of Seller, Existing Operator or the Facility, to restrain or prohibit or would make illegal the consummation of the transactions contemplated hereby.

(d) Closing Under the OTA. All conditions to New Operator’s obligation to consummate the closing under the OTA shall have been satisfied (other than those conditions that by their nature are to be satisfied at the closing of the OTA, each of which is capable of being satisfied at the Closing under this Agreement) such that the closing under the OTA can occur simultaneously with the Closing.

(e) Title Policy. Upon payment of the premium therefor, the Title Company shall be prepared to issue a standard American Land Title Association owner’s title insurance, dated as of the Closing Date, insuring fee simple title to the Real Property.

(f) Permits, Consents, etc. All actions by (including any authorization, consent or approval) or in respect of (including notice to), or filings with, any governmental authority or other person that are required to consummate the transactions contemplated under this Agreement or the OTA shall have been obtained, provided that no such authorization, consent or approval shall have been revoked.

(g) No Material Adverse Effect. There shall have been no event or series of events which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on the Property. “Material Adverse Effect” shall mean any circumstance, event, effect or change that, in the aggregate, is materially adverse to (1) the business conducted at the Facility, or the results of operations, a material reduction of census at the Facility, including without limitation, any revocation of any licenses required to operate the Facility, the issuance of any moratorium on the acceptance of residents to the Facility, a material reduction in reimbursement rates or the denial of payment by any third-party payor with respect to any residents of the Facility, (2) the physical condition of the Property, or (3) the ability of Seller or Existing Operator to perform their respective obligations under this Agreement or the OTA or to consummate the transactions contemplated herein and therein; provided, however, that Material Adverse Effect shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Facility operates; (iii) any changes in financial, banking or securities markets in general; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by any Transaction Document or any action taken (or omitted to be taken) with the written consent of or at the written request of Purchaser; (vi) any matter of which Purchaser is aware on the date hereof; (vii) any changes in applicable laws or accounting rules (including United States generally accepted accounting principles in effect from time to time) or the enforcement, implementation or interpretation thereof; (viii) any natural or man-made disaster or acts of God unless such disasters or acts of God affect the Facility or Real Property directly; or (x) any epidemics, pandemics, disease outbreaks, or other public health emergencies; or (xi) any failure by the Facility to meet any internal or published projections, forecasts or revenue or earnings predictions provided that the underlying causes of such failures shall not be excluded from the definition of Material Adverse Effect.

(h) HUD TPA Approval. Purchaser shall have received a letter from HUD pursuant to which HUD grants preliminary approval of the HUD TPA (the “HUD Preliminary Approval Letter”).

10. Conditions Precedent to Obligations of Seller. The obligations of Seller under this Agreement are subject to, and shall be conditioned upon the satisfaction (or the waiver in writing by Seller) prior to, or as of, the Closing Date of each of the following conditions:

(a) Compliance by Purchaser and Representations Correct. All of the covenants and obligations of this Agreement to be complied with and performed by Purchaser at or before the Closing Date shall have been complied with and performed in all material respects, and the representations and warranties made by Purchaser in this Agreement, shall be correct in all material respects on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made on and as of the Closing Date (except to the extent any such representation or warranty speaks as of a specific date, in which case such representation or warranty shall be true and correct as of such date).

(b) Purchaser Transaction Documents. Purchaser shall have delivered to the Title Company or Seller, as applicable, all of the documents, instruments, agreements and deliverables set forth in Section 12(b) below.

(c) Closing Under the OTA. All conditions to Existing Operator’s obligation to consummate the closing under the OTA shall have been satisfied (other than those conditions that by their nature are to be satisfied at the closing of the OTA, each of which is capable of being satisfied at the Closing under this Agreement).

(d) HUD TPA Approval. Purchaser shall have received the HUD Preliminary Approval Letter.

11. Deliveries at Closing.

(a) Seller shall deliver to Purchaser or, if applicable, to the Title Company to be held in escrow in accordance with the terms of this Agreement, on or before the Closing Date the following, each of which shall be in form and substance required herein or as otherwise reasonably satisfactory to Purchaser:

(i) Limited Warranty Deeds for the Real Property, duly executed by Seller, in substantially the form of Exhibit C attached hereto and made a part hereof (the “Warranty Deed”);

(ii) A Bill of Sale and Assignment, duly executed by Seller, substantially in the form of Exhibit D attached hereto and made a part hereof;

(iii) A termination of the Existing Lease duly executed by Seller and Existing Operator;

(iv) A FIRPTA Certificate, duly executed by Seller, substantially in the form of Exhibit E attached hereto and made a part hereof;

(v) A Closing certificate, duly executed by Seller, substantially in the form of Exhibit F attached hereto and made a part hereof;

(vi) A Closing statement setting forth all adjustments to the Purchase Price contemplated herein duly executed by Seller (the “Closing Statement”);

(vii) A complete set of keys for the buildings located on the Real Property, appropriately tagged for identification;

(viii) A Georgia withholding affidavit, duly executed by Seller;

(ix) Such title affidavits, transfer tax forms and other documents as are customarily provided by sellers of commercial property comparable to the Property or as may be required by the Title Company in connection with the conveyance of the Property, duly executed by Seller and in form and substance reasonable satisfactory to the Title Company; and

(x) Such further customary documents, instruments and agreements as are contemplated herein or as reasonably requested by Purchaser.

(b) At Closing, Purchaser shall deliver the Purchase Price to Seller, in accordance with the provisions set forth herein, and deliver to Seller the following:

(i) The Closing Statement duly executed by Purchaser;

(ii) A Closing certificate substantially in the form and substance of Exhibit G, attached hereto and made a part hereof duly executed by Purchaser; executed by Purchaser;

(iii) A duly executed counterpart of the Bill of Sale and Assignment

(iv) Such title affidavits, transfer tax forms and other documents as are customarily provided by purchasers of commercial property comparable to the Property or as may be required by the Title Company in connection with the conveyance of the Property, duly executed by Purchaser and in form and substance reasonable satisfactory to the Title Company; and

(v) Such further documents, instruments and agreements as are contemplated herein or as reasonably requested by Seller.

12. Casualty and Condemnation.

(a) Casualty. The risk of loss or damage to the Property by fire or other casualty until the Closing shall be the responsibility of the Seller. If the Property or any part thereof is damaged or destroyed as a result of such casualty, Seller shall immediately notify Purchaser. In the event of loss or damage to the Property or any portion thereof which is not “major” (as hereinafter defined), this Agreement shall remain in full force and effect provided Seller performs (or causes) any necessary repairs or, at Seller’s option, (i) Seller assigns to Purchaser all of Seller’s right, title and interest to any claims and proceeds Seller may have with respect to any casualty and income or rental interruption insurance policies or condemnation awards relating to the Property and (ii) to the extent not yet paid, Purchaser shall receive a credit against the Purchase Price of an amount equal to the deductible on Seller’s applicable casualty insurance policies. In the event that Seller elects to perform (or cause) repairs upon the Property, Seller shall use reasonable efforts to complete (or cause completion of) such repairs promptly and the date of Closing shall be extended a reasonable time (not to exceed thirty (30) days) in order to allow for the completion of such repairs. In the event of a “major” loss or damage, Purchaser may terminate this Agreement within thirty (30) days after receipt of notice thereof. If Purchaser does not so elect to terminate, then Purchaser shall be deemed to have elected to proceed under this Agreement. If the Purchaser elects to proceed with Closing notwithstanding major loss or damage, then Seller shall (i) assign to Purchaser all of Seller’s right, title and interest to any claims and proceeds Seller may have with respect to any casualty insurance policies relating to the premises in question and (ii) to the extent not yet paid, Purchaser shall receive a credit against the Purchase Price of an amount equal to the deductible on Seller’s applicable casualty insurance policies. For purposes of this Section 12(a), “major” loss or damage refers to loss or damage to any individual Property or any portion thereof such that the cost of repairing or restoring the Property to a condition substantially identical to that of the Property prior to the event of damage would be, in the opinion of an architect selected by Seller and approved by Purchaser, equal to or greater than Three Hundred Fifty Thousand Dollars ($350,000.00). Upon Closing, full risk of loss with respect to the Property shall pass to Purchaser.

(b) Condemnation. The Seller shall give the Purchaser prompt notice of any actual or threatened taking or condemnation of all or any portion of the Property. If, prior to the Closing, there shall occur a taking or condemnation of all or any material portion of the Property, or a deed has been given in lieu thereof, or, if there is pending any proceeding in condemnation or eminent domain for the taking or use of all or any part of the Property, then, in such event, the Purchaser may, at its option, terminate this Agreement by written notice given to the Seller within ten (10) days after the Purchaser has received the notice referred to above or at the Closing, whichever is earlier. In the event the Purchaser terminates this Agreement pursuant to this paragraph, this Agreement shall cease, terminate and come to an end, and neither Party shall have any rights or liabilities against or to the other except as expressly set forth herein.

(c) In the event this Agreement has not been terminated in accordance with the provisions of paragraph (b) above, then the Parties shall proceed to the Closing and, to the extent there shall be any remaining award to be paid, Seller shall execute and deliver such assignment to Purchaser of Seller’s right, title and interest in and to such award as shall be reasonably and mutually acceptable to Purchaser and Seller. This provision shall survive the Closing.

(d) This Section is an express provision with respect to destruction and eminent domain and is intended to supersede any applicable statute regarding risk of loss.

13. HUD TPA. Pursuant to the terms of this Agreement, on the Closing Date, Seller agrees to assign to Purchaser, and Purchaser agrees to assume from Seller, the HUD Loan and HUD Loan Reserves. Purchaser shall prepare and submit a change of ownership application and a change of operator application (collectively, the “HUD TPA Application”) together with all supporting documents to HUD and the HUD Lender, and shall use best efforts to obtain all consents and approvals from HUD and the HUD Lender necessary for Purchaser to assume the HUD Loan and for New Operator to be approved as the operator of the Facility (the “HUD TPA”). Seller agrees to reasonably cooperate with Purchaser and its agents and attorneys, to furnish all information and signatures reasonably necessary for any application or other filing to be made with HUD and the HUD Lender in connection with the HUD TPA. In furtherance thereof, Seller agrees to reasonably cooperate with Purchaser and its agents and attorneys in the preparation of the HUD TPA Application, including, without limitation, furnishing all documents and items within the custody of Seller, or reasonably available to Seller, that are needed in connection therewith. As used herein, “HUD Loan Reserves” shall mean all deposits, escrows or reserves posted by, or on behalf of, Seller pursuant to the terms of the HUD Loan or as required by HUD or the HUD Lender, including, without limitation, all tax, insurance, replacement and mortgage insurance premium reserves. Notwithstanding anything to the contrary contained herein, if HUD does not approve Purchaser or New Operator for the HUD TPA prior to October 31, 2025 or HUD otherwise indicates in writing prior to such date that it will not approve Purchaser or New Operator for the HUD TPA, Purchaser may elect by written notice to Seller to purchase the Property without assuming the HUD Loan, in which event (i) Seller shall satisfy the HUD Loan at Closing and (ii) the Closing Date and End Date shall be extended to December 31, 2025.

14. Termination.

(a) In addition to the express provisions contained herein regarding termination of this Agreement, this Agreement may be terminated at any time prior to the Closing Date by:

(i) by mutual consent in writing of Purchaser and Seller;

(ii) by Seller or Purchaser at any time upon delivery of written notice to the other after December 31, 2025 (the “End Date”), if the Closing shall not have occurred by such date; provided, however, that the right to terminate this Agreement under this Section 14(a)(ii) shall not be available to any Party whose failure to fulfill any obligation under this Agreement or whose failure to use commercially reasonable efforts to cause the satisfaction of the conditions under Section 9 or 10 prior to the date of such intended termination has been the cause of, or resulted in, the failure of the Closing to occur by such date; provided further, however, if receipt of the HUD Preliminary Approval Letter is the only Closing condition that remains outstanding as of the original End Date, the End Date shall be extended until the date that is fifteen (15) Business Days after Purchaser’s receipt of the HUD Preliminary Approval Letter.

(iii) Seller (so long as Seller is not in breach), in the event of a material breach or default by Purchaser of any of its covenants, representations or warranties set forth in this Agreement or in the event of a material breach or default by New Operator of any of its covenants, representations or warranties set forth in the OTA, in each case, which breach (A) would give rise to the failure of a condition set forth in Section 10 to be satisfied and (B)(1) cannot be cured by the End Date or (2) if capable of being cured, shall not have been cured by the earlier of (I) thirty (30) days following receipt of written notice from Purchaser of such breach or (II) the date that is two (2) days prior to the End Date. If Purchaser timely cures such breach or default, then Seller shall not be entitled to terminate this Agreement pursuant to this subsection;

(iv) Purchaser (so long as Purchaser is not in breach), in the event of a material breach or default by Seller of any of its covenants, representations or warranties set forth in this Agreement or in the event of a material breach or default by Existing Operator of any of its covenants, representations or warranties set forth in the OTA, in each case, which breach (A) would give rise to the failure of a condition set forth in Section 9 to be satisfied and (B)(1) cannot be cured by the End Date or (2) if capable of being cured, shall not have been cured by the earlier of (I) thirty (30) days following receipt of written notice from Purchaser of such breach or (II) the date that is two (2) days prior to the End Date. If Seller timely cures such breach or default, then Purchaser shall not be entitled to terminate this Agreement pursuant to this subsection; or

(v) Purchaser in accordance with the provisions of Section 6(b).

(b) If this Agreement is terminated by Purchaser or Seller pursuant to Section 14(a)(i), or Section 14(a)(ii), or terminated by Purchaser pursuant to Section 14(a)(v), this Agreement shall terminate and be of no further force or effect, except as otherwise set forth herein. If this Agreement is terminated pursuant to Section 14(a)(iv), Purchaser shall be entitled either to (x) terminate this Agreement whereupon Seller shall reimburse Purchaser for its costs and expenses of the Transaction including but not limited to attorneys’ fees, charges and expenses imposed by Purchaser’s lender, and all third party reports; and upon payment of such costs and expenses, this Agreement shall terminate and be of no further force and effect, except as otherwise set forth herein, or (y) seek specific performance and/or injunctive relief through an action to be instituted within ninety (90) days of the date of the scheduled Closing in which event, if Purchaser is successful, Seller shall pay Purchaser’s attorneys’ fees costs and expenses. If this Agreement is terminated by Seller pursuant to Section 14(a)(iii) above, this Agreement shall be of no further force and effect.

(c) The Parties expressly agree that the OTA shall be cross defaulted with this Agreement, such that (i) any default or breach by New Operator under the OTA shall be a default by Purchaser hereunder and (ii) any default or breach by Existing Operator under the OTA shall be a default by Seller hereunder. In the event of an OTA breach the effect of termination with respect to this Agreement and the OTA shall be as set forth in this Section 14 unless otherwise provided in the OTA. This Agreement shall terminate in the event that the OTA is terminated in accordance with its terms.

(d) Except as provided in Section 14(b) above, upon termination, all further obligations of the Parties under this Agreement shall terminate without further liability of any Party to another; provided, however, that the obligations of the Parties contained in this Section 14, and any other provision in this Agreement which expressly survives according to its terms, shall survive the termination of this Agreement.

15. Indemnification.

(a) Seller, shall indemnify, defend and hold harmless Purchaser and any of its members, managers, officers, directors, agents, representatives, employees, heirs, successors and assigns and hold them harmless against and with respect to any and all damage, loss, liability, cost and expense (including, without limitation, reasonable attorney’s fees and expenses) (all of the foregoing hereinafter collectively referred to as “Loss” or “Losses”) resulting from (i) Seller’s failure to pay, discharge or perform any of the Excluded Liabilities, and (ii) the failure of any of Seller’s Representations set forth in Section 6(a)(i), (ii), (iii), (iv), (vi), (vii), (viii), (x), (xi), (xvii) or (xxi) to be true and correct in all material respects at and as of the Closing Date as though such representations and warranties were made at and as of such date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date), and (iii) the failure of Seller to comply with or breach by Seller of any covenant or obligation under this Agreement. In no event shall “Losses” include punitive, consequential, special or indirect damages, loss of revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, or diminution of value or any damages based on any type of multiple (“Special Damages”), unless such Special Damages are required to be paid by Purchaser in connection with a Third Party Claim, in which event the Seller shall be required to indemnify the Purchaser for any such Losses.

(b) Purchaser shall indemnify and defend Seller and any of its officers, agents, representatives, employees, heirs, successors and assigns (“Seller’s Indemnified Parties”) and hold them harmless against and with respect to any and all Losses resulting from (i) any third party, including governmental, claim arising from or relating to the ownership of the Property during the period from and after the Closing Date, (ii) Purchaser’s failure to pay, discharge or perform any of the Assumed Liabilities, (iii) the failure of any representation or warranty of Purchaser set forth in this Agreement to be true and correct in all material respects at and as of the Closing Date as though such representations and warranties were made at and as of such date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date), and (iv) the material failure of Purchaser to comply with any covenant or obligation set forth herein.

(c) Indemnity Claims. If any claim (“Claim”) is asserted by a party entitled to indemnification hereunder, such party (an “Indemnified Party”) shall notify (a “Claims Notice”) the party (an “Indemnifying Party”) required by the terms of this Agreement to indemnify the Indemnified Party within ten (10) business days; provided, however, the failure or delay by an Indemnified Party to give prompt notice of any Claim (if given prior to the expiration of any applicable survival periods) shall not release, waive or otherwise affect an Indemnifying Party’s obligations with respect to the Claim, except to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure.

(i) The Claims Notice shall describe the Claim and the specific facts and circumstances in reasonable detail, shall include copies of any notices received by Indemnified Party relating to such Claim, and shall indicate the amount, if known, or an estimate, if possible, of Losses that have been or may be incurred or suffered.

(ii) The Indemnifying Party shall have the right to participate in or assume the defense of, and may compromise (subject to the limitations set forth below), any claim by a third party (“Third Party Claim”), at its own expense and by its own counsel, who shall be reasonably acceptable to the Indemnified Party, and the Indemnified Party shall cooperate in good faith in such defense. The Indemnified Party may participate, at its own expense, in the defense of any Third Party Claim assumed by the Indemnifying Party. Without the approval of the Indemnified Party, which approval shall not be unreasonably withheld or delayed, the Indemnifying Party shall not compromise a Third Party Claim defended by the Indemnifying Party which would require the Indemnified Party to perform or take any action or to refrain from performing or taking any action, pay any amount not paid upon settlement by the Indemnifying Party or admit to any wrongdoing or violation of applicable law.

(iii) If, within ten (10) Business Days of the Indemnifying Party’s receipt of a claim notice involving a Third Party Claim, the Indemnifying Party has not notified the Indemnified Party that the Indemnifying Party will assume the defense or, following such notification, Indemnifying Party fails to actively and diligently defend such Third Party Claim, the Indemnified Party may assume control of the defense or compromise of such Claim, and the costs and expenses of such defense, including costs of investigation and reasonable attorneys’ fees, shall be added to the Losses associated with the Claim. The Indemnified Party shall not compromise such Claim without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

(iv) The Party assuming the defense of any Claim shall keep the other Party reasonably informed at all times of the progress and development of the Party’s defense of and compromise efforts related to such Claim and shall furnish the other Party with copies of all relevant pleadings, correspondence and other papers. In addition, the Parties shall cooperate with each other, and make available to each other and their representatives all available relevant records or other materials required by them for their use in defending, compromising or contesting any Claim.

(d) Survival; Limitations on Indemnity.

(i) The indemnification obligations of each of the parties contained in this Agreement shall survive the Closing for a period of nine (9) months, provided that any indemnification claims related to Medicare or Medicaid shall survive for thirty-six (36) months (the “Survival Period”). Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the Indemnified Party to the Indemnifying Party prior to the expiration date of such survival period shall not thereafter be barred by the expiration of the survival period and such claims shall survive until finally resolved. For the avoidance of doubt, no individual officer, director, member, managing member, shareholder, equity holder, partner, employee, agent, or representative of either party shall have any liability for any claims of the other Party related to this Agreement, or any agreements, certificates or instruments delivered in connection herewith, in any way. The survival provisions of this Section 15(d)(i) shall not apply to nor modify, change or amend in any way the survival provisions contained in Article IX of the OTA, which are separate and apart from the survival provisions in this Article 15. In no event shall Purchaser and New Operator be entitled to duplication of recovery under this Agreement and this OTA for Losses arising out of, related to, or in connection with, the same events. In no event shall Seller and Existing Operator be entitled to duplication of recovery under the OTA and this Agreement for Losses arising out of, related to, or in connection with, the same events.

(ii) The rights of indemnity provided by this Agreement, including this Section 15, shall be the sole and exclusive remedy of the Parties notwithstanding any other rights and claims, whether created by law or otherwise, the Parties may have relating in any way to the subject matter of this Agreement. Nothing in this Section 15(d)(ii) shall limit any right to seek and obtain any equitable relief to which a party shall be entitled or to seek any remedy on account of any party’s fraud.

(iii) Each Indemnified Party shall take, and cause its Affiliates to take, all reasonable steps to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto; provided, however, that any failure to mitigate shall not affect the obligations of the Indemnifying Party hereunder, except to the extent such failure to mitigate has increased Indemnifying Party’s costs or otherwise prejudiced or harmed Indemnifying Party’s position.

(iv) Seller and Existing Operator shall not be liable to the Purchaser or New Operator, as the case may be, for indemnification under Section 15(a)(ii) of this Agreement or under Section 9.3(i) of the OTA until the aggregate amount of all Losses in respect of indemnification under this Agreement and the OTA exceeds a deductible amount (the “Deductible”), as provided in that certain Letter Agreement, dated the date hereof, by and among the Seller, Existing Operator, Purchaser, New Operator and other parties thereto (the “Side Letter”), in which event the Seller or Existing Operator, as applicable, shall only be required to pay or be liable for Losses in excess of the Deductible. The aggregate amount of all Losses for which Seller and Existing Operator shall be liable pursuant to this Section 15 of this Agreement and Article IX of the OTA shall not exceed a cap (the “Cap”), as provided in the Side Letter. The Cap shall not apply to any Losses solely related to a Recapture Claim (as defined in the OTA), under the terms of the OTA.

(v) Payments by an Indemnifying Party pursuant to Section 16(a) or Section 16(b) in respect of any Loss shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment received or reasonably expected to be received by the Indemnified Party in respect of any such claim. The Indemnified Party shall use its commercially reasonable efforts to recover under insurance policies or indemnity, contribution or other similar agreements for any Losses prior to seeking indemnification under this Agreement.

(vi) Payments by an Indemnifying Party pursuant to Section 16(a) or Section 16(b) in respect of any Loss shall be reduced by an amount equal to any Tax benefit realized or reasonably expected to be realized as a result of such Loss by the Indemnified Party.

(e) All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Purchase Price for tax purposes, unless otherwise required by applicable law.

16. Confidentiality.

(a) Each of the Parties hereto recognizes and acknowledges that, during the course of negotiations in connection with this Agreement and in preparation for the Closing hereunder, each Party has disclosed and will disclose to the other Party and its representatives, confidential and proprietary information, including, without limitation, books and records, documents and information concerning its and its Affiliates’ business activities, owners, finances, plans, and practices (collectively, the “Confidential Information”), all of which constitute and will constitute valuable, special and unique assets of the disclosing Party. Each Party agrees not to disclose any Confidential Information of the other to any third party, except as provided herein or as required by law. In addition, each Party agrees to disclose Confidential Information of the other only to its agents, consultants and representatives who have a legitimate need to know such information and who shall: (i) be advised of the confidentiality provisions of this Agreement; and (ii) agree to be bound by the confidentiality provisions hereof.

(b) Each Party hereby acknowledges that if any breach of this section occurs, the other Party would be irreparably and immediately harmed and could not be made whole by monetary damages. Accordingly, in addition to any other remedy to which it may be entitled in law or in equity, each Party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and/or to compel specific performance of this Section, and the other Party shall not oppose the granting of such relief on the basis that monetary damages are adequate. Each Party also agrees to reimburse the other Party for all reasonable costs and expenses, including reasonable attorney’s fees, incurred by such Party in enforcing obligations under this Section.

(c) Confidential Information does not include all or any portion of information which (i) becomes generally available to the public other than as a result of a breach of this Section by the receiving Party or such Party’s representatives, or (ii) was or becomes rightfully available to the receiving Party a non-confidential basis from a source other than the disclosing Party or its representatives; provided, that such source is not prohibited from disclosing such information to the receiving Party by a contractual, legal or fiduciary obligation to the disclosing Party or its representatives, or by subpoena, writ, order or judgment of any governmental or judicial authority.

(d) Notwithstanding any other provision of this Agreement, the terms of this Section shall survive the termination of this Agreement.

17. Drafting. The Parties hereto have carefully reviewed and negotiated the terms of this Agreement and the Transaction Documents, and Seller and Purchaser hereby acknowledge and agree that they have had a full and fair opportunity to review and negotiate the Agreement and the Transaction Documents with the advice of its sophisticated healthcare counsel. Therefore, there shall be no presumption in favor of the non-drafting party.

18. Costs and Expenses.

(a) Except as expressly otherwise provided in this Agreement, each Party shall bear its own costs and expenses in connection with this Agreement and the transactions contemplated hereby.

(b) Seller shall be responsible for and shall pay (i) all applicable conveyance fees, state and county deed and transfer taxes, recordation taxes and all other similar taxes in connection with the conveyance of the Property to Purchaser as contemplated hereby; (ii) the cost to issue the Title Commitment and exam fees and the owner’s title policy premiums; and (iii) any Seller broker fee. Purchaser shall be responsible for and shall pay: (x) any due diligence costs including the cost of any environmental reports, surveys, zoning reports, or any other reports that Purchaser orders, (y) any extended coverage and endorsements to the owner’s policy of title insurance, (z) any lender’s policy of title insurance, including the premium and extended coverage and endorsements thereto, (xx) the Closing escrow fee; (yy) the fees and expenses incurred in connection with the transfer of electronic medical records that constitute Property; and (zz) any Purchaser broker fee. Except as set forth in this Section 18(b), Purchaser and Seller shall each pay its own costs incurred in connection with the transactions contemplated herein, including all attorneys’ fees and due diligence expenses.

(c) If less than all of the Purchase Price is allocated to Real Property and if required by the Title Company, Seller agrees to deposit with the Title Company in escrow at the Closing an amount sufficient to cover any additional transfer or conveyance taxes relating to the conveyance of the Property to Purchaser that the applicable governmental authority may require in connection with the recording of the Deed, provided that such escrow shall not exceed the amount of transfer or conveyance taxes due when computed on the entire Purchase Price less the amount paid to the Title Company at the Closing for the payment of such transfer or conveyance taxes. Any remaining escrow fund will be released to Seller upon the recording of the Deed.

19. Benefit and Assignment. This Agreement binds and inures to the benefit of each Party and its successors and proper assigns. Neither Party shall be permitted to assign its rights or obligations under this Agreement without the prior consent of the other Party; provided, however, that (A) effective as of Closing, Purchaser may collaterally assign this Agreement and/or Purchaser’s rights hereunder to its lender, and Purchaser may assign all of its rights, obligations and interests hereunder to any of its Affiliates, but in such event, (i) Purchaser shall be required to remain obligated hereunder in the same manner as if such assignment or delegation had not been effected, and (ii) Purchaser provides written notice to Seller of any proposed assignment no later than ten (10) days prior to the Closing Date, together with reasonable evidence confirming that the requirements of this Section 19 have been satisfied and (B) Purchaser may assign all or any portion of this Agreement without consent to any one or more of its Affiliates (each such assignee, a “Purchaser’s Permitted Assignee”). Upon an assignment by any Purchaser of such Purchaser’s rights under the Agreement in accordance with this Section 19, Purchaser’s Permitted Assignee(s) shall be deemed to be such Purchaser hereunder and shall be the direct beneficiary of all of Seller’s warranties, representations and covenants in favor of Purchaser under this Agreement.

20. Effect and Construction of this Agreement. The captions used herein are for convenience only and shall not control or affect the meaning or construction of the provisions of this Agreement. This Agreement may be executed in one or more counterparts, and all such counterparts shall constitute one and the same instrument. Copies of original signatures sent by electronic transmission shall be deemed to be originals for all purposes of this Agreement. All gender employed in this Agreement shall include all genders, and the singular shall include the plural and the plural shall include the singular whenever and as often as may be appropriate. When used in this Agreement, the term “including” shall mean “including but not limited to.” The terms “date hereof,” “date of this Agreement,” and similar terms shall mean the date set forth in the preamble to this Agreement. The disclosure in any particular Section of the schedules shall also be deemed to be a disclosure in other sections of the Schedules.

21. Waiver, Discharge, etc. This Agreement shall not be released, discharged, abandoned, changed or modified in any manner, except by an instrument in writing executed by or on behalf of each of the Parties hereto by their duly authorized officer or representative. The delay or failure of any Party to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of nor impair any such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any Party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach.

22. Rights of Persons Not Parties. Nothing contained in this Agreement shall be deemed to create rights in persons not Parties hereto, other than the successors and proper assigns of the Parties hereto.

23. Governing Law; Disputes. This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia, without regard any contrary rules relating to the choice or conflict of laws. The Parties agree that the state or federal courts in the State of Georgia have exclusive jurisdiction over any dispute related to this Agreement.

24. Waiver of Jury Trial. EACH OF THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION BROUGHT ON OR WITH RESPECT TO THIS AGREEMENT, INCLUDING TO ENFORCE OR DEFEND ANY RIGHTS HEREUNDER, AND AGREES THAT ANY SUCH ACTION SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

25. Legal Fees. The prevailing party in any suit or arbitration brought to enforce any of the terms or provisions of this Agreement shall be entitled to recover reasonable attorneys’ fees and expenses in any such action or proceeding. Notwithstanding anything to the contrary contained herein, the term “attorney’s fees” or any similar term shall mean attorney’s fees which are actually incurred or paid by a party, and not any statutory presumption regarding attorney’s fees found at O.C.G.A. § 13-1-11 or otherwise.

26. Severability. Any provision, or distinguishable portion of any provision, of the Agreement which is determined in any judicial or administrative proceeding to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the Parties waive any provision of law which renders a provision hereof prohibited or unenforceable in any respect.

27. Entire Agreement. This Agreement including the schedules, exhibits and the other Transaction Documents, constitute the entire agreement between the Parties hereto with respect to the subject matter hereof and thereof, and there are no agreements, understandings, restrictions, warranties, or representations between the Parties with respect to the subject matter hereof other than as set forth herein or therein.

28. Time of the Essence. Time of performance under this Agreement is of the essence.

29. Post-Closing Assistance. After the Closing, each Party (a “Requesting Party”) shall, from time to time, upon written request therefor, execute and deliver to any other Party, any confirmatory instruments which such Requesting Party may reasonably request in order to consummate the transactions contemplated under this Agreement and/or under the Transaction Documents.

30. 1031 Exchange. Purchaser or Seller may consummate the purchase or sale of the Real Property as part of a so-called like kind exchange (the “Exchange”) pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended (the “Code”), provided that: (a) the Closing shall not be delayed or affected by reason of the Exchange nor shall the consummation or accomplishment of the Exchange be a condition precedent or condition subsequent to Purchaser’s or Seller’s obligations under this Agreement; (b) Seller shall not be required to take an assignment of the purchase agreement for the relinquished property or be required to acquire or hold title to any real property for purposes of consummating the Exchange; (c) a party performing an Exchange shall pay any additional costs that would not otherwise have been incurred had such party not consummated an Exchange; and (d) neither party’s acquiescence to an Exchange shall affect or diminish in any manner its rights hereunder nor shall the party not performing an Exchange be responsible for compliance with or be deemed to have warranted to the other party that the Exchange in fact complies with Section 1031 of the Code.

31. Specific Performance. The Parties agree that irreparable damage may occur in the event that certain of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached. Accordingly, each Party agrees that, in the event of any breach or threatened breach by any other Party of any covenant or obligation contained in this Agreement, then as provided consistent with Section 14, the non-breaching Party shall be entitled to seek and obtain without posting a bond or other security (a) a decree or other order of specific performance to enforce the observance and performance of such covenant or obligation and (b) an injunction restraining such breach or threatened breach.

32. Individual Liability Disclaimed. For the avoidance of doubt, no individual officer, director, member, managing member, shareholder, equity holder, partner, employee, agent, or representative of Seller shall have any liability for any claims of Purchaser related to this Agreement, or any agreements, certificates or instruments delivered in connection herewith, in any way.

33. No Setoffs of Recoupments. No party shall have a right of setoff or recoupment against amounts owed to the other party or against assets received that belong to the other party.

34. Notice. All notices provided for herein shall be made either by email transmission, by hand delivery, by certified or registered mail and deposited in the U.S. Mail, postage prepaid, or by reputable overnight delivery service making delivery against a signed receipt, to the following addresses:

To Seller:	6800 N. 79th Street, Suite 200
Niwot, Colorado 80503
Attn: Clifford L. Neuman, PC
Email: clneuman@neuman.com

with a copy to:	Polsinelli, PC
1201 West Peachtree Street NW, Suite 1100
Atlanta, Georgia 30309
Attention: David Gordon
Email: dgordon@polsinelli.com

To Purchaser:	Sparta Propco Holdco LLC
31 Brookfall Rd
Edison, NJ 08817
Attn: Eli Mirlis
Email: emirlis@regalcare.com

with a copy to:	NBC Law LLP
675 Third Avenue, 8th Floor
New York, New York 10017

Attn:	Edward H. Burnbaum, Esq.
Elliot Lee, Esq.
Email:	eburnbaum@nbclaw.com
elee@nbclaw.com

Either Party may upon notice to the other change its address for the receipt of notices. Any notices sent as provided herein shall be deemed delivered when actually received, when delivery is refused by the intended recipient, or when delivery is first attempted but cannot be completed due to the intended recipient’s failure to provide notice of a change in address. Any notices required hereunder may be delivered to each Party or each Party’s respective counsel by email or fax transmission without the need to deliver a hard copy of the same.

35. Non-recourse. This Agreement may only be enforced against, and any claim, action, suit or other legal proceeding based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. No past, present or future director, officer, employee, incorporator, manager, member, partner, stockholder, affiliate, agent, attorney or other representative of any party hereto or of any affiliate of any party hereto, or any of their successors or permitted assigns, shall have any liability for any obligations or liabilities of any party hereto under this Agreement or for any claim, action, suit or other legal proceeding based on, in respect of or by reason of the transactions contemplated hereby.

[Signatures on Next Page]

IN WITNESS WHEREOF, the Parties have executed this Agreement effective as of the date first set forth.

SELLER:

Providence HR, LLC,
a Georgia limited liability company

By:	Selectis Propco Management, LLC, its manager

By:	/s/ Clifford Neuman
Name:	Clifford Neuman
Title:	Manager

[Signature Page Continues]

[Signature Page to Purchase and Sale Agreement]

PURCHASER:

Sparta Propco Holdco LLC,
a Georgia limited liability company

BY:
Name:	Eli Mirlis
Title:	Authorized Signatory

EXHIBITS AND SCHEDULES

Exhibit A	-	Description of Real Property
Exhibit B	-	Allocation Statement
Exhibit C	-	Form of Warranty Deed
Exhibit D	-	Form of Bill of Sale and Assignment
Exhibit E	-	Form of FIRPTA Certificate
Exhibit F	-	Form of Seller Closing Certificate
Exhibit G	-	Form of Purchaser Closing Certificate
Schedule 6	-	Seller’s Disclosure Schedule

EXHIBIT A

REAL PROPERTY

The land and improvement thereon located at, more particularly described as:

SPARTA FACILITY

All that tract or parcel of land lying and being in Georgia Militia District 102, City of Sparta, Hancock County, Georgia, and being more particularly described as follows:

Beginning at the intersection of the southerly right of way of Dyer Drive (40’ R/W) with the easterly right of way of Providence Street (50’ R/W), which is the point of beginning; thence traveling along Dyer Drive North 72 degrees 9 minutes 45 seconds East a distance of 5.66 feet to a point; thence leaving said right of way South 19 degrees 31 minutes 54 seconds East a distance of 200.00 feet to a point; thence North 72 degrees 9 minutes 45 seconds East a distance of 181.29 feet to a point; thence South 23 degrees 00 minutes 27 seconds East a distance of 576.37 feet to a point; thence South 62 degrees 56 minutes 45 seconds West a distance of 510.87 feet to a point; thence South 76 degrees 24 minutes 05 seconds West a distance of 62.30 feet to a point; thence North 24 degrees 49 minutes 31 seconds West a distance of 618.84 feet to a point; thence North 72 degrees 18 minutes 29 seconds East a distance of 112.65 feet to a point; thence North 17 degrees 40 minutes 03 seconds West a distance of 37.29 feet to a point; thence North 72 degrees 09 minutes 45 seconds East a distance of 220.71 feet to a point; thence North 19 degrees 31 minutes 54 seconds West a distance of 200.00 feet to a point on the southerly right of way of Dyer Drive; thence traveling along said right of way North 72 degrees 09 minutes 45 seconds East a distance of 19.33 feet to a point on the westerly right of way of Providence Street (50’ R/W); thence traveling along the right of way of Providence Street the following courses and distances: South 18 degrees 52 minutes 29 seconds East a distance of 225.00 feet to a point; thence South 71 degrees 07 minutes 31 seconds West a distance of 175.00 feet to a point; thence South 18 degrees 52 minutes 29 seconds East a distance of 50.00 feet to a point; thence North 71 degrees 07 minutes 31 seconds East a distance of 395.00 feet to a point; thence North 18 degrees 52 minutes 29 seconds West a distance of 50.00 feet to a point; thence South 71 degrees 07 minutes 31 seconds West a distance of 170.00 feet to a point; thence North 18 degrees 52 minutes 29 seconds West a distance of 224.09 feet to a point on the southerly right of way of Dyer Drive, which is the point of beginning.

Said tract or parcel of land contains 7.841 acres and is depicted on that ALTA/ACSM plat of survey prepared by Landpro Surveying and Mapping, Inc., sealed and certified by James H. Rader, GRLS No. 3033, dated May 24, 2017.

EXHIBIT B

ALLOCATION STATEMENT

1. Sparta Facility: $3,000,000

EXHIBIT C

WARRANTY DEED

Attached.

AFTER RECORDING PLEASE RETURN TO:

___________________________________

___________________________________

___________________________________

___________________________________

___________________________________

STATE OF GEORGIA COUNTY OF ______________

LIMITED WARRANTY DEED

THIS INDENTURE made this ___ day of _______________, 2025, between [_________________] (“Grantor”), and [______________________] (herein called “Grantee”).

WITNESSETH: That Grantor, for and in consideration of the sum of Ten Dollars ($10.00) and other good and valuable consideration, in hand paid at and before the sealing and delivery of these presents, the receipt and sufficiency of which are hereby acknowledged, has granted, bargained, sold, aliened, conveyed and confirmed and by these presents does grant, bargain, sell, alien, convey and confirm unto Grantee all that tract or parcel of land described as follows (the “Property”):

[Legal descriptions to be inserted.]

TO HAVE AND TO HOLD the Property, together with all and singular the rights, easements, members and appurtenances thereof, to the same being, belonging or in any wise appertaining, to the only proper use, benefit and behoof of Grantee, forever, IN FEE SIMPLE.

This Deed and the warranty of title contained herein is made subject to those matters set forth on Exhibit A attached hereto and made a part hereof (the “Encumbrances”).

Grantor will warrant and forever defend the right and title to the Property unto Grantee against the lawful claims of all persons owning, holding or claiming by, through or under Grantor, but not otherwise, and subject to the Encumbrances.

(The words “Grantor” and “Grantee” include all genders, plural and singular, and their respective heirs, successors and assigns where the context requires or permits.)

[SIGNATURE ON NEXT PAGE]

IN WITNESS WHEREOF, Grantor has caused this Indenture to be executed and sealed the day and year first above written.

Signed, sealed, and delivered in the presence of:	GRANTOR:

[________________________]

Unofficial Witness	By:
Printed Name:
Printed Title:
Notary Public	[SEAL]
Commission Expiration Date;

[NOTARIAL SEAL]

EXHIBIT “A” TO DEED

Permitted Exceptions

[To be inserted.]

EXHIBIT D

BILL OF SALE AND ASSIGNMENT

HUD Form of Bill of Sale attached

EXHIBIT E

FIRPTA NON-FOREIGN STATUS CERTIFICATION

PURCHASER:	__________________

SELLER:	_________________________

PROPERTY:	___________________________

Section 1445 of the Internal Revenue Code provides that a transferee (Purchaser) of a U.S. real property interest must withhold tax if the transferor (Seller) is a foreign person. To inform the Purchaser that withholding of tax is not required upon its disposition of the above-referenced property, the Seller hereby certifies the following:

1.	The Seller is not a foreign person (as such term is defined in Section 1445(f)(3) of the Internal Revenue Code) for purposes of U.S. income taxation.

2.	The Seller’s U.S. taxpayer identification number is _______________.

3.	The Seller’s address is ________________________________.

The Seller understands that this certification may be disclosed to the Internal Revenue Service by the Purchaser and that any false statement made herein could be punished by fine, imprisonment, or both.

Under penalties of perjury, the Seller declares that the Seller has examined this certification and to the best of the Seller’s knowledge and belief it is true, correct and complete.

Date: ________________, 2025	____________________

By:
Name:
Title:

EXHIBIT F

SELLER OFFICER’S CERTIFICATE

Pursuant to Section 12(a)(v) of the Purchase and Sale Agreement (the “Agreement”), dated as of _________________, 2025 between __________________ (the “Seller”) and _________________________, LLC (the “Purchaser”), the undersigned, being a duly authorized executive officer of the Seller, does hereby certify that the representations and warranties made by the Seller in the Agreement are true and correct in all material respects as of the Closing Date (as defined in the Agreement) and the covenants to be performed by the Seller pursuant to the Agreement have been performed in all material respects as of the Closing Date (as defined in the Agreement).

____________________

By:
Name:
Title:

EXHIBIT G

PURCHASER CLOSING CERTIFICATE

Pursuant to Section 12(b)(iii) of the Purchase and Sale Agreement (the “Agreement”), dated as of ____________________, 2025 between _________________ (the “Seller”) and ____________, a ______________ limited liability company (the “Purchaser”), the undersigned, being a duly authorized executive officer of the Purchaser, does hereby certify that the representations and warranties made by the Purchaser in the Agreement are true and correct in all material respects as of the Closing Date (as defined in the Agreement) and the covenants to be performed by the Purchaser pursuant to the Agreement have been performed in all material respects as of the Closing Date (as defined in the Agreement).

[ ],
a ________ limited liability company

By:
Name:	Eli Mirlis
Title:	Authorized Signatory

SCHEDULE 6

SELLER’S DISCLOSURE SCHEDULE